As filed with the Securities and Exchange Commission on May 28, 2003
                       Registration No. _________________

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Empiric Energy, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                                              75-2455467

(State or other jurisdiction of                           (I.R.S. Employer
incorporation or Organization)                            Identification Number)

14675 Midway Road, Suite 207, Addison, Texas 75001        (972) 387-4100
                                                          Telephone Number

            Consulting Agreement dated as of January 1, 2003 between
              Gordon Johnson and Renn Rothrock ("Consultants") and
                              Empiric Energy, Inc.
                            (Full Title of the Plans)

James J. Ling                                              Copy to:
Empiric Energy, Inc.                                       Carl A. Generes
14675 Midway Road, Suite 207                               Attorney at Law
Addison, Texas 75001                                       4315 West Lovers Lane
                                                           Dallas, Texas 75209
                                                           (214) 352-8674
                                                           (214) 352-8852 Fax
(Name, address and phone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
----------------------- --------------- ------------------- ------------------- -----------------
Title of each class of  Amount to be    Proposed maximum    Proposed maximum    Registration Fee
Securities to be        Registered (1)  Offering price per  Aggregate offering
registered                              share (2)           price
----------------------- --------------- ------------------- ------------------- -----------------
Common stock            900,000         $0.20(3)            $180,000            $15
----------------------- --------------- ------------------- ------------------- -----------------
Total                   900,000 shares
----------------------- --------------- ------------------- ------------------- -----------------

(1) This registration statement covers an aggregate of 900,000 shares of common stock that are reserved for issuance pursuant to the subject Consulting Agreement.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h).
(3) Calculated based upon the last sale price per share of common stock on May 23, 2003 as reported on the OTC Bulletin Board.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to the Consultants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

This Registration Statement on Form S-8 (the "Registration Statement") of Empiric Energy, Inc., a Texas corporation, (the "Registrant") cover 900,000 shares of the Registrant's common stock, par value $0.01 per share ("Common Stock).


                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of  documents  filed by  the Registrant with the

         Commission are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-KSB for fiscal year ended December 31, 2002;

(b) The Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 2003.

(c) The description of the Registrant's Common Stock contained in its Certificate of Incorporation filed as Exhibit 3.1 to its Registration Statement File No. 33-77120, filed with the Commission, and any amendment or report filed for the purpose of updating such description. In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable

Item 6.  Indemnification of Directors and Officers.

         The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power to indemnify its directors, officers, employees and agents from expenses(including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which such person is involved by reason of the fact such person were or are directors, officers, employees or agents of the Company provided that such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such person may not be indemnified if the person has been adjudged liable to the corporation in the performance of such person's duties to the corporation, unless the Court of Chancery or the court in which such action or suit was brought determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. To the extent that such person has been successful on the merits or otherwise in defense of any proceeding, the General Corporate Law of the State of Delaware provides that such person shall be indemnified against expenses (including attorney's fees) reasonably and actually incurred. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or stock redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit No.       Description

    4. Consulting Agreement dated as of January 1, 2003 between Gordon Johnson and Renn Rothrock ("Consultants") and Empiric Energy, Inc. *

    5.            Opinion of the Law Office of Carl A. Generes*

    23.1 Consent of the Law Office of Carl A. Generes (included in its opinion filed as Exhibit 5 hereto)

    23.2          Consent  of  Whitley  Penn,   independent   certified   public
                  accounts.*

*        Filed herewith.


Item 9.  Undertakings.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Empiric Energy, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Empiric Energy, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, Addison, Texas, on May 28, 2003.


EMPIRIC ENERGY, INC.

By: /s/ James J. Ling
    ------------------
    James J. Ling
    Chairman, Chief Executive Officer
    and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature             Title                                         Date

/s/ James J. Ling     Chairman, President, Chief Executive          May 28, 2003
-----------------     Officer (Principal Executive Officer and
James J. Ling         Principal Financial and Accounting Officer)


/s/ J. T. Ling        Director                                      May 28, 2003
--------------
J. T. Ling


/s/ Virgil Pettigrew  Director                                      May 28, 2003
--------------------
Virgil Pettigrew

EXHIBIT INDEX
Exhibit No.                          Description


--------------------------------------------------------------------------------

4 Consulting Agreement dated as of January 1, 2003 between Gordon Johnson and Renn Rothrock and Empiric Energy, Inc.*

5        Opinion of the Law Office of Carl A. Generes *

23.1 Consent of the Law Office of Carl A. Generes (included in its opinion filed as Exhibit 5 hereto)

23.2     Consent of Whitley Penn, independent certified public accounts.*


*  Filed herewith.




































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